EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------------------ X
IN RE                                            :      CHAPTER 11 CASE NOS.
                                                 :
BETHLEHEM STEEL CORPORATION,                     :      01-15288 (BRL) THROUGH
ET AL.                                           :      01-15302, 01-15308
                                                 :      THROUGH 01-15315 (BRL)
                        DEBTORS.                 :      (JOINTLY ADMINISTERED)
                                                 :
-------------------------------------------------X



                          DEBTORS' PLAN OF LIQUIDATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE











                                                    WEIL, GOTSHAL & MANGES LLP
                                                    767 Fifth Avenue
                                                    New York, New York 10153
                                                    (212) 310-8000

                                                    Attorneys for Debtors and
                                                    Debtors in Possession


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                                TABLE OF CONTENTS

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


                                                                                                                           PAGE

Article I.                 Definitions and Interpretation..................................................................   1
        1.1                Administrative Expense Claim....................................................................   1
        1.2                Allowed.........................................................................................   1
        1.3                Avoidance Actions...............................................................................   2
        1.4                Avoidance Assets................................................................................   2
        1.5                Bankruptcy Code.................................................................................   2
        1.6                Bankruptcy Court................................................................................   2
        1.7                Bankruptcy Rules................................................................................   2
        1.8                Bethlehem.......................................................................................   2
        1.9                Business Day....................................................................................   2
        1.10               Cash............................................................................................   2
        1.11               Causes of Action................................................................................   2
        1.12               Chapter 11 Cases................................................................................   2
        1.13               Claim...........................................................................................   3
        1.14               Class...........................................................................................   3
        1.15               COBRA...........................................................................................   3
        1.16               Collateral......................................................................................   3
        1.17               Commencement Date...............................................................................   3
        1.18               Committee.......................................................................................   3
        1.19               Confirmation Date...............................................................................   3
        1.20               Confirmation Hearing............................................................................   3
        1.21               Confirmation Order..............................................................................   3
        1.22               Consideration Shares............................................................................   3
        1.23               Debtors.........................................................................................   3
        1.24               Disclosure Statement............................................................................   3
        1.25               Disputed........................................................................................   3
        1.26               Distribution Record Date........................................................................   4
        1.27               Effective Date..................................................................................   4
        1.28               Equity Interest.................................................................................   4
        1.29               Final Order.....................................................................................   4
        1.30               General Unsecured Claim.........................................................................   4
        1.31               Indentures......................................................................................   4


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                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                            PAGE

        1.32               Indenture Trustees' Account.....................................................................   5
        1.33               Indenture Trustees..............................................................................   5
        1.34               ISG.............................................................................................   5
        1.35               ISG Agreement...................................................................................   5
        1.36               Liquidating Trust...............................................................................   6
        1.37               Liquidating Trust Agreement.....................................................................   6
        1.38               Liquidating Trust Assets........................................................................   6
        1.39               Liquidating Trust Claims Reserve................................................................   6
        1.40               Lukens Trusts...................................................................................   6
        1.41               Lukens Trusts Assets............................................................................   6
        1.42               Other Secured Claim.............................................................................   6
        1.43               Person..........................................................................................   6
        1.44               Plan............................................................................................   6
        1.45               Plan Supplement.................................................................................   6
        1.46               Priority Non-Tax Claim..........................................................................   6
        1.47               Priority Tax Claim..............................................................................   7
        1.48               Pro Rata Share..................................................................................   7
        1.49               Retirees........................................................................................   7
        1.50               Retirees' Committee.............................................................................   7
        1.51               Schedules.......................................................................................   7
        1.52               Secured Claim...................................................................................   7
        1.53               Tax Code........................................................................................   7
        1.54               Tort Claim......................................................................................   7
        1.55               Trustee.........................................................................................   7
        1.56               Trustee Expense Fund............................................................................   7
Article II.                Administrative Expense Claims and Priority Tax Claims...........................................   8
        2.1                Administrative Expense Claims...................................................................   8
        2.2                Compensation and Reimbursement Claims...........................................................   8
        2.3                Priority Tax Claims.............................................................................   8
        2.4                Special Provisions Regarding Indenture Trustees' Fees and Expenses..............................   8
Article III.               Classification Of Claims And Equity Interests...................................................   9
Article IV.                Treatment of Claims and Equity Interests........................................................   9


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                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                            PAGE

        4.1                Class 1 - Other Secured Claims..................................................................   9
        4.2                Class 2 - Priority Non-Tax Claims...............................................................   9
        4.3                Class 3 - General Unsecured Claims..............................................................  10
        4.4                Class 4 - Equity Interests......................................................................  10
Article V.                 Provisions Governing Distributions..............................................................  10
        5.1                Distribution Record Date........................................................................  10
        5.2                Method of Distributions Under the Plan..........................................................  10
                           a.        Effective Date Payments and Transfers by the Debtors..................................  10
                           b.        Repayment of Cash or Certain Assets to ISG............................................  10
                           c.        Return of Consideration Shares to ISG.................................................  11
                           d.        Distributions of Cash.................................................................  11
        5.3                Delivery of Distributions and Undeliverable Distributions.......................................  11
        5.4                Withholding and Reporting Requirements..........................................................  11
        5.5                Time Bar to Cash Payments.......................................................................  12
        5.6                Minimum Distributions and Fractional Shares.....................................................  12
        5.7                Setoffs.........................................................................................  12
        5.8                Transactions on Business Days...................................................................  12
        5.9                Allocation of Plan Distribution Between Principal and Interest..................................  12
Article VI.                Means for Implementation and Execution of the Plan..............................................  12
        6.1                Substantive Consolidation.......................................................................  12
        6.2                The Liquidating Trust...........................................................................  13
                           a.        Execution of Liquidating Trust Agreement..............................................  13
                           b.        Purpose of Liquidating Trust..........................................................  13
                           c.        Liquidating Trust Assets..............................................................  13
                           d.        Governance of Liquidating Trust.......................................................  13
                           e.        The Trustee...........................................................................  13
                           f.        Role of the Trustee...................................................................  14
                           g.        Nontransferability of Liquidating Trust Interests.....................................  14
                           h.        Cash..................................................................................  14
                           i.        Costs and Expenses of the Trustee.....................................................  14
                           j.        Compensation of the Trustee...........................................................  15
                           k.        Distribution of Liquidating Trust Interests...........................................  15
                           l.        Retention of Professionals by the Trustee.............................................  15

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                            PAGE

                           m.        Federal Income Tax Treatment of Liquidating Trust.....................................  15
                                    (i).    Liquidating Trust Assets Treated as Owned by Creditors.........................  15
                                    (ii).   Tax Reporting..................................................................  16
                           n.        Dissolution...........................................................................  17
                           o.        Indemnification of Trustee............................................................  17
                           p.        Closing of Chapter 11 Cases...........................................................  17
                           q.        Closing of Chapter 11 Cases by Charitable Gift........................................  17
        6.3                Securities Exempt...............................................................................  18
        6.4                Cancellation of Existing Securities and Agreements..............................................  18
        6.5                Debtors' Post-Confirmation Role; Dissolution....................................................  18
                           a.       Payments and Transfers.................................................................  18
                           b.       Administration of Taxes................................................................  18
                           c.       Effective Date Payments and Transfers..................................................  18
                           d.       Claims Administration and Prosecution and Plan Distributions...........................  19
                           e.       Dissolution............................................................................  19
        6.6                Books and Records...............................................................................  19
        6.7                Corporate Action................................................................................  19
        6.8                Effectuating Documents and Further Transactions.................................................  20
Article VII.               Procedures for Disputed Claims..................................................................  20
        7.1                Objections to Claims............................................................................  20
        7.2                No Distribution Pending Allowance...............................................................  20
        7.3                Resolution of Disputed Claims...................................................................  20
        7.4                Estimation......................................................................................  21
        7.5                Allowance of Disputed Claims....................................................................  21
        7.6                Dividends.......................................................................................  21
Article VIII.              Executory Contracts and Unexpired Leases........................................................  21
        8.1                Executory Contracts and Unexpired Leases........................................................  21
        8.2                Approval of Rejection of Executory Contracts and Unexpired Leases...............................  22
        8.3                Rejection Claims................................................................................  22
Article IX.                Effectiveness of the Plan.......................................................................  22
        9.1                Condition Precedent to Confirmation of Plan.....................................................  22


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                               TABLE OF CONTENTS
                                   (CONTINUED)

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        9.2                Conditions Precedent to Effective Date..........................................................  22
        9.3                Satisfaction of Conditions......................................................................  22
        9.4                Effect of Nonoccurrence of Conditions to Consummation...........................................  23
Article X.                 Effect of Confirmation..........................................................................  23
        10.1               Vesting of Assets...............................................................................  23
        10.2               Release of Assets...............................................................................  23
        10.3               Binding Effect..................................................................................  23
        10.4               Term of Injunctions or Stays....................................................................  23
        10.5               Causes of Action................................................................................  23
        10.6               Injunction......................................................................................  24
        10.7               Injunction Against Interference with Plan.......................................................  24
Article XI.                Retention of Jurisdiction.......................................................................  24
        11.1               Jurisdiction of Bankruptcy Court................................................................  24
Article XII.               Miscellaneous Provisions........................................................................  26
        12.1               Dissolution of Committee and Retirees' Committee................................................  26
        12.2               Substantial Consummation........................................................................  26
        12.3               Effectuating Documents and Further Transactions.................................................  26
        12.4               Exemption from Transfer Taxes...................................................................  26
        12.5               Limited Release.................................................................................  26
        12.6               Exculpation.....................................................................................  27
        12.7               Post-Confirmation Date Fees and Expenses........................................................  27
                           a.       Fees and Expenses of Professionals.....................................................  27
                           b.       Fees and Expenses of the Trustee.......................................................  27
        12.8               Payment of Statutory Fees.......................................................................  27
        12.9               Modification of Plan............................................................................  28
        12.10              Revocation or Withdrawal of Plan................................................................  28
        12.11              Courts of Competent Jurisdiction................................................................  28
        12.12              Severability....................................................................................  28
        12.13              Governing Law...................................................................................  28
        12.14              Exhibit.........................................................................................  29
        12.15              Successors and Assigns..........................................................................  29
        12.16              Time............................................................................................  29
        12.17              Notices.........................................................................................  29

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                                       v
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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------------X
IN RE                                          :       CHAPTER 11 CASE NOS.
                                               :
BETHLEHEM STEEL CORPORATION,                   :       01-15288 (BRL) THROUGH
ET AL.                                         :       01-15302, 01-15308
                                               :       THROUGH 01-15315 (BRL)
                        DEBTORS.               :       (JOINTLY ADMINISTERED)
                                               :
-----------------------------------------------X


                          DEBTORS' PLAN OF LIQUIDATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

           Bethlehem Steel Corporation, Alliance Coatings Company, LLC, BethEnergy Mines Inc., Bethlehem Cold Rolled Corporation, Bethlehem Development Corporation, Bethlehem Rail Corporation, Bethlehem Steel de Mexico, S.A. de C.V., Bethlehem Steel Export Company of Canada, Limited, Bethlehem Steel Export Corporation, BethPlan Corporation, Chicago Cold Rolling, L.L.C., Eagle Nest Inc., Encoat-North Arlington, Inc., Energy Coatings Company, Greenwood Mining Corporation, HPM Corporation, Kenacre Land Corporation, L I Service Company, Marmoraton Mining Company, Ltd., Mississippi Coatings Limited Corporation, Mississippi Coatings Line Corporation, Ohio Steel Service Company, LLC, and Primeacre Land Corporation, the above-captioned debtors and debtors in possession, propose the following chapter 11 plan of liquidation pursuant to section 1121(a) of title 11 of the United States Code:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

DEFINITIONS. The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

           1.1 ADMINISTRATIVE EXPENSE CLAIM means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, and any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code.

           1.2 ALLOWED means, with reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection to allowance has been interposed in accordance with
Section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim expressly allowed by a Final Order or hereunder.

           1.3 AVOIDANCE ACTIONS means any actions commenced, or that may be commenced, before or after the Effective Date pursuant to section 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

           1.4 AVOIDANCE ASSETS means the collections realized on the settlement or resolution of the Avoidance Actions.

           1.5 BANKRUPTCY CODE means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

           1.6 BANKRUPTCY COURT means the United States District Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

           1.7 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

           1.8 BETHLEHEM means Bethlehem Steel Corporation, a Delaware corporation, the parent debtor or debtor in possession, as the context requires.

           1.9 BUSINESS DAY means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

           1.10 CASH means legal tender of the United States of America.

           1.11 CAUSES OF ACTION means any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims, and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, but not including the Avoidance Actions.

           1.12 CHAPTER 11 CASES means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on October 15, 2001 in the Bankruptcy Court and styled In re Bethlehem Steel Corp., et al., Ch. 11 Case Nos. 01-15288 (BRL) through 01-15302, 01-15308 through 01-15315 (BRL)
(Jointly Administered).


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           1.13 CLAIM has the meaning set forth in section 101 of the Bankruptcy
Code.

           1.14 CLASS means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

           1.15 COBRA means the continuation coverage requirements under section 4980B of the Tax Code and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

           1.16 COLLATERAL means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

           1.17      COMMENCEMENT DATE means October 15, 2001.

           1.18 COMMITTEE means the statutory committee of unsecured creditors appointed by the Office of the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

           1.19 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

           1.20 CONFIRMATION HEARING means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

           1.21 CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

           1.22 CONSIDERATION SHARES means the shares of common stock, par value $.01 per share, of ISG having terms substantially similar to those set forth on Exhibit A hereto.

           1.23 DEBTORS means Bethlehem Steel Corporation, Alliance Coatings Company, LLC, BethEnergy Mines Inc., Bethlehem Cold Rolled Corporation, Bethlehem Development Corporation, Bethlehem Rail Corporation, Bethlehem Steel de Mexico, S.A. de C.V., Bethlehem Steel Export Company of Canada, Limited, Bethlehem Steel Export Corporation, BethPlan Corporation, Chicago Cold Rolling, L.L.C., Eagle Nest Inc., Encoat-North Arlington, Inc., Energy Coatings Company, Greenwood Mining Corporation, HPM Corporation, Kenacre Land Corporation, L I Service Company, Marmoraton Mining Company, Ltd., Mississippi Coatings Limited Corporation, Mississippi Coatings Line Corporation, Ohio Steel Service Company, LLC, and Primeacre Land Corporation.

           1.24 DISCLOSURE STATEMENT means the disclosure statement relating to the Plan, including, without limitation, all exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

           1.25 DISPUTED means, with respect to any Claim which has not been Allowed pursuant to the Plan or a Final Order,


                                       3
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           (a) if no proof of claim has been filed by the applicable deadline:
(i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

           (b) if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors which has not been withdrawn or determined by a Final Order; or (v) any Tort Claim.

           1.26 DISTRIBUTION RECORD DATE means the Confirmation Date.

           1.27 EFFECTIVE DATE means a Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to the effectiveness of the Plan specified in
Section 9.2 hereof have been satisfied.

           1.28 EQUITY INTEREST means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

           1.29 FINAL ORDER means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired.

           1.30 GENERAL UNSECURED CLAIM means any Claim against any of the Debtors that is (i) not an Administrative Expense Claim, Priority Tax Claim, Other Secured Claim, or Priority Non-Tax Claim, or (ii) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

           1.31 INDENTURES means (i) the Indenture, dated as of September 1, 1993, between Bethlehem and HSBC Bank USA, as successor to The Bank of New York, as trustee, as such Indenture may have been amended or modified, pursuant to which $105,000,000 of 10-3/8% Senior Notes due 2003 were issued, (ii) the Indenture, dated as of May 29, 1998, between Lukens Inc., as predecessor to Bethlehem, and U.S. Bank Trust, National Association, as successor to Morgan Guaranty Trust Company of New York, as trustee, as such Indenture may have been amended or modified, pursuant to which $150,000,000 of 7-5/8% Notes due 2004 were issued, (iii) the Indenture, dated as of July 1, 1992, between Lukens Inc., as predecessor to Bethlehem, and U.S. Bank Trust, National Association, as successor to Morgan Guaranty Trust Company of New York, as trustee, as such Indenture may have been amended or modified, pursuant to which $75,000,000 of 6-1/2% Notes due 2006 were issued, (iv) the Indenture, dated March 1, 1975, between Bethlehem and Wells Fargo Bank Minnesota, N.A., as successor to Wilmington Trust Company, as successor to Chemical Bank, as trustee, as such Indenture may have been amended or modified, pursuant to which $74,000,000 of 8.45% Debentures due March 1, 2005 were issued, (v) the Indenture, dated June 1, 1994, between Baltimore County, Maryland and HSBC Bank USA, as successor to Meridian Trust Company, as trustee, as such Indenture may have been amended or modified, pursuant to which $20,810,000 of 7.55% Baltimore County's Pollution Control Revenue Refunding Bonds Series 1994A were issued, (vi) the Indenture, dated June 1, 1994, between Baltimore County, Maryland and HSBC Bank USA, as successor to Meridian Trust Company, as trustee, as such Indenture may have been amended or modified, pursuant to which $33,015,000 of 7.5% Baltimore County's Pollution Control Revenue Refunding Bonds Series 1994B were issued, (vii) the Indenture, dated June 1, 1994, between Northampton County Industrial Development Authority and HSBC Bank USA, as successor to Meridian Trust Company, as trustee, as such Indenture may have been amended or modified, pursuant to which $23,440,000 of 7.55% Northampton County Industrial Development Authority Pollution Control Revenue Refunding Bonds Series 1994 were issued, (viii) the Indenture, dated September 1, 1994, between the Cambria County Industrial Development Authority and HSBC Bank USA, as successor to JP Morgan Chase Bank (formerly Chemical Bank), as trustee, as such Indenture may have been amended or modified, pursuant to which $25,500,000 of 7.50% Cambria County Industrial Development Authority Pollution Control Revenue Refunding Bonds Series 1994 were issued, and (ix) the Indenture, dated April 1, 1994, between the Town of Burns Harbor and National City Bank, as successor to Bank One Trust Co., N.A., as trustee, as such Indenture may have been amended or modified, pursuant to which $26,180,000 of 8.00% Solid Waste Disposal Facilities Revenue Bonds due April 1, 2024 were issued.

           1.32 INDENTURE TRUSTEES' ACCOUNT means the segregated interest bearing debtor in possession account which is used solely for the payment of the respective Indenture Trustees' fees and expenses.

           1.33 INDENTURE TRUSTEES means the trustees under the respective Indentures, and any successors or predecessors thereto.

           1.34      ISG means International Steel Group Inc.

           1.35 ISG AGREEMENT means that certain Asset Purchase Agreement by and among ISG, ISG Acquisition Corp., the Debtors, and certain non-Debtor affiliates, dated as of March 12, 2003, in the form set forth in the Plan Supplement, as amended by (i) that certain Amendment No. 1, dated April 22, 2003, and (ii) that certain Amendment No. 2, dated May 6, 2003.

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           1.36 LIQUIDATING TRUST means the liquidating trust described in
Article VI hereof.

           1.37 LIQUIDATING TRUST AGREEMENT means the agreement governing the Liquidating Trust, dated as of the Effective Date, substantially in the form set forth in the Plan Supplement.

           1.38 LIQUIDATING TRUST ASSETS means the Consideration Shares, the Trustee Expense Fund, the Avoidance Actions, the Lukens Trusts Assets, all the Debtors' rights under the ISG Agreement, such other rights and/or assets as the Debtors designate from time to time, and the earnings and proceeds therefrom, including the Avoidance Assets.

           1.39 LIQUIDATING TRUST CLAIMS RESERVE has the meaning assigned to such term in Section 6.2(m)(ii)(c) hereof.

           1.40 LUKENS TRUSTS means (i) the Lukens Inc. Supplemental Retirement Trust, Account No. 20-35-002-6902454 pursuant to that certain Trust Agreement made as of March 26, 1998 between Lukens Inc. and PNC Bank, National Association, and (ii) the Lukens Inc. Non-Qualified Plan Master Trust II, Account No. 20-35-002-0988123 pursuant to that certain Trust Agreement made as of August 31, 1988 between Lukens Inc. and Provident National Bank, a predecessor of PNC Bank, National Association.

           1.41 LUKENS TRUSTS ASSETS means the assets held by the Lukens Trusts distributed to Bethlehem in accordance with that certain Stipulation and Order By and Between PNC Bank, National Association and Bethlehem Steel Corporation Authorizing Payments of Assets of Lukens Trusts to Bethlehem Steel Corporation, dated August 26, 2003.

           1.42 OTHER SECURED CLAIM means any Secured Claim against any of the Debtors that has not been paid in full in Cash out of the proceeds of the sale of the Debtors' assets to ISG in accordance with the ISG Agreement and/or the order of the Bankruptcy Court approving same prior to the Confirmation Date.

           1.43 PERSON has the meaning set forth in section 101(41) of the Bankruptcy Code.

           1.44 PLAN means this chapter 11 plan of liquidation, including the exhibit hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

           1.45 PLAN SUPPLEMENT means the forms of documents, including the ISG Agreement and the Liquidating Trust Agreement, in a form reasonably acceptable to the Committee, effectuating the transactions contemplated by this Plan, which documents shall be filed with the Clerk of the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing and may be amended prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims and Equity Interests may obtain a copy of the Plan Supplement upon written request to the undersigned counsel.

           1.46 PRIORITY NON-TAX CLAIM means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

           1.47 PRIORITY TAX CLAIM means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

           1.48 PRO RATA SHARE means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

           1.49 RETIREES means the Debtors' retired employees, such retired employees' spouses, and certain of such retired employees' dependents.

           1.50 RETIREES' COMMITTEE means the statutory committee of certain of the Debtors' retired employees appointed by the Bankruptcy Court in the Chapter 11 Cases pursuant to section 1114(d) of the Bankruptcy Code.

           1.51 SCHEDULES means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

           1.52 SECURED CLAIM means a Claim (i) secured by Collateral, to the extent of the value of such Collateral (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors, or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

           1.53 TAX CODE means title 26 of the United States Code, as amended from time to time.

           1.54 TORT CLAIM means any Claim related to personal injury, property damage, products liability, wrongful death, employment litigation, or other similar Claims against any of the Debtors which arise out of events which occurred, in whole or in part, prior to the Commencement Date.

           1.55 TRUSTEE shall have the meaning ascribed to such term in Section 6.2(d) hereof.

           1.56 TRUSTEE EXPENSE FUND means the fund established, held, and maintained by the Trustee for the purpose of paying the expenses incurred by the Trustee on and after the Effective Date and any obligations imposed on the Trustee or the Liquidating Trust pursuant to the Plan, including expenses relating to the performance of the Trustee's obligations under the Liquidating Trust Agreement and Section 6.2 hereof; provided, however, that the legal fees, costs, and expenses incurred in connection with the pursuit of the Avoidance Actions shall not be paid out of the Trustee Expense Fund. The Debtors initially shall deposit $4 million into the Trustee Expense Fund on the Effective Date and may deposit additional funds on or after the Effective Date in an amount the Debtors determine is reasonably necessary to satisfy the obligations of the Trustee or the Liquidating Trust pursuant to the Plan or the Liquidating Trust Agreement.

INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.
---------------------------------------------------------------------

           The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                                   ARTICLE II.

              ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS
              -----------------------------------------------------

           2.1 ADMINISTRATIVE EXPENSE CLAIMS. Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim.

           2.2 COMPENSATION AND REIMBURSEMENT CLAIMS. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5)
of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Confirmation Date, and
(ii) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (A) upon the date upon which the order relating to any such Administrative Expense Claim is entered, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors.

           2.3 PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall pay to each holder of an Allowed Priority Tax Claim, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim.

           2.4 SPECIAL PROVISIONS REGARDING INDENTURE TRUSTEES' FEES AND EXPENSES. Any funds remaining in the Indenture Trustees' Account following the initial payment to the Indenture Trustees of their respective fees and expenses in connection with the sale of the Debtors' assets to ISG will be available for payment of fees and expenses incurred subsequent to the closing of the sale of the Debtors' assets to ISG and will be paid in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, upon submission of documented invoices to the Debtors, the Committee, and the United States Trustee, subject to a review for reasonableness by the Debtors, the United States Trustee, and designated representatives of the members of the Committee who are not Indenture Trustees, without the necessity of making application to the Bankruptcy Court. Subject to Section 6.4 hereof, each Indenture Trustee's charging lien will be discharged solely upon payment in full of the respective fees and expenses of the Indenture Trustees and termination of the respective Indenture Trustee's duties. Nothing herein shall be deemed to impair, waive, or discharge the Indenture Trustees' respective charging liens for any fees and expenses not paid from the Indenture Trustees' Account.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
                  ---------------------------------------------

           The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan:


    ------------------- ------------------------------------------------------------ ------------------ ----------------------------
                                                                                                                 Entitled
          Class                                 Designation                             Impairment                to Vote
          -----                                 -----------                             ----------                -------
         Class 1                           Other Secured Claims                          Impaired                   Yes
         Class 2                          Priority Non-Tax Claims                        Impaired                   Yes
         Class 3                         General Unsecured Claims                        Impaired                   Yes
         Class 4                             Equity Interests                            Impaired          No (deemed to reject)
    ------------------- ------------------------------------------------------------ ------------------ ----------------------------


           For convenience of identification, the Plan classifies the Allowed Claims in Class 1 as a single Class. This Class is actually a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

                                   ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS
                    ----------------------------------------

           4.1 CLASS 1 - OTHER SECURED CLAIMS. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Other Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder's secured interest in the Allowed Other Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Other Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Other Secured Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code. In the event the Debtors treat a Claim under clause (i) or (ii) of this Section, the liens securing such Other Secured Claim shall be deemed released.

           4.2 CLASS 2 - PRIORITY NON-TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment of such Claim, on the Effective Date, or as soon thereafter as is reasonably practicable, each such holder shall receive, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim.

           4.3 CLASS 3 - GENERAL UNSECURED CLAIMS. The holders of Allowed General Unsecured Claims shall receive their Pro Rata Share of the beneficial interests in the Liquidating Trust.

           4.4 CLASS 4 - EQUITY INTERESTS. On the Effective Date, all Equity Interests issued by Bethlehem shall be canceled and one new share of Bethlehem's common stock will be issued to a custodian to be designated by Bethlehem, who will hold such share for the benefit of the holders of such former Equity Interests consistent with their former economic entitlements. All Equity Interests of the other Debtors (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) shall be canceled when such Debtors are dissolved or merged out of existence in accordance with Section 6.5(e) hereof. Each holder of an Equity Interest shall neither receive nor retain any property or interest in property on account of such Equity Interest. On or promptly after the Effective Date, Bethlehem will file with the Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of any of its publicly traded securities. All common stock of Bethlehem outstanding after the Effective Date shall be canceled on the date Bethlehem is dissolved in accordance with Section 6.5(e) hereof.

                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS
                       ----------------------------------

           5.1 DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors and the Trustee, as the case may be, shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date. The Debtors and the Trustee, as the case may be, shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

           5.2       METHOD OF DISTRIBUTIONS UNDER THE PLAN.

           (A) EFFECTIVE DATE PAYMENTS AND TRANSFERS BY THE DEBTORS. On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall (i) remit to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Other Secured Claims an amount in Cash equal to the Allowed amount of such Claims, and (ii) transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust, but subject to any obligations imposed by the Plan, on behalf of holders of General Unsecured Claims.

           (B) REPAYMENT OF CASH OR CERTAIN ASSETS TO ISG. If the Debtors possess any Cash or other assets after (i) transferring the Liquidating Trust Assets to the Liquidating Trust, including the funding of the Trustee Expense Fund, (ii) the payment in full of all Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Priority Non-Tax Claims, (iii) reimbursing the Retirees who elected and paid for COBRA coverage commencing April 1, 2003, for their COBRA premiums covering the period April 1, 2003 through April 14, 2003, and (iv) completing the acts described in
Section 6.5 hereof, the Debtors shall repay such Cash amounts to ISG by wire transfer of immediately available funds to an account designated by ISG and convey to ISG any other assets (other than (i) the Liquidating Trust Assets, or (ii) any other asset as directed by ISG, which assets may be abandoned without further Bankruptcy Court order) by delivering instruments of assignment and conveyance reasonably satisfactory to ISG. In the event any Cash remains in the Trustee Expense Fund after all the obligations imposed on the Trustee and the Liquidating Trust pursuant to the Plan have been satisfied, the Trustee shall repay such Cash amounts to ISG by wire transfer of immediately available funds to an account designated by ISG.

           (C) RETURN OF CONSIDERATION SHARES TO ISG. Except to the extent that ISG otherwise agrees, if the Consideration Shares (or the proceeds of a sale thereof) are not distributed to the Trustee for the benefit of the holders of Allowed General Unsecured Claims prior to July 1, 2004, or the Confirmation Date does not occur prior to July 1, 2004, on July 1, 2004 or the effective date of an alternative chapter 11 plan, as the case may be, the Debtors shall (i) pay $15,000,000 to ISG by wire transfer of immediately available funds, or (ii) deliver the Consideration Shares (or the proceeds of a sale thereof) to ISG.

           (D) DISTRIBUTIONS OF CASH. At the option of the Debtors or the Trustee, as the case may be, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

           5.3 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors and/or the Trustee, as the case may be, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. Any distribution to be made to a holder of a General Unsecured Claim under any of the Indentures shall be made to the respective Indenture Trustee to assert its charging lien against such distributions. The distribution of the Liquidating Trust Assets to any of the Indenture Trustees shall be deemed a distribution to the respective holder of a General Unsecured Claim under the respective Indentures. In the event that any distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors or the Trustee, as the case may be, are notified of such holder's then-current address, at which time all missed distributions shall be made to such holder, without interest. All demands for undeliverable distributions shall be made on or before ninety (90) days after the date such undeliverable distribution was initially made. Thereafter, the amount represented by such undeliverable distribution shall irrevocably revert to the Debtors or the Liquidating Trust, as the case may be, and any Claim in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Liquidating Trust, the Debtors, and their property.

           5.4 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors and the Trustee, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

           5.5 TIME BAR TO CASH PAYMENTS. Checks issued by the Debtors or the Trustee, as the case may be, in respect of Allowed Claims shall be null and void if not negotiated within sixty (60) days after the date of issuance thereof. Requests for reissuance of any check shall be made to the Debtors or the Trustee, as the case may be, by the holder of the Allowed Claim to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before thirty (30) days after the expiration of the sixty (60) day period following the date of issuance of such check. Thereafter, the amount represented by such voided check shall irrevocably revert to the Debtors or the Liquidating Trust, as the case may be, and any Claim in respect of such voided check shall be discharged and forever barred from assertion against the Liquidating Trust, the Debtors, and their property.

           5.6 MINIMUM DISTRIBUTIONS AND FRACTIONAL SHARES. No payment of Cash less than $10 shall be made by the Trustee to any holder of a General Unsecured Claim. No fractional shares of Consideration Shares shall be distributed. For purposes of distribution, fractional shares of Consideration Shares shall be rounded down to the next whole number or zero, as applicable. Any Liquidating Trust Assets which are undistributable in accordance with this Section 5.6 or
Section 6.2(k) hereof as of the termination of the Liquidating Trust shall be distributed to a charitable organization that is exempt from federal income tax under section 501(c)(3) of the Tax Code and is described in Section 6.2(q) hereof.

           5.7 SETOFFS. The Debtors and/or the Trustee may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Trustee of any such claim the Debtors may have against the holder of such Claim.

           5.8 TRANSACTIONS ON BUSINESS DAYS. If the Effective Date or any other date on which a transaction may occur under the Plan shall occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day shall instead occur on the next succeeding Business Day but shall be deemed to have been completed as of the required date.

           5.9 ALLOCATION OF PLAN DISTRIBUTION BETWEEN PRINCIPAL AND INTEREST. All distributions in respect of any Allowed Claim shall be allocated first to the principal amount of such Allowed Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim comprising interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

                                   ARTICLE VI.

               MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN
               --------------------------------------------------

           6.1 SUBSTANTIVE CONSOLIDATION. On the Effective Date, Alliance Coatings Company, LLC, BethEnergy Mines Inc., Bethlehem Cold Rolled Corporation, Bethlehem Development Corporation, Bethlehem Rail Corporation, Bethlehem Steel Export Company of Canada, Limited, Bethlehem Steel Export Corporation, BethPlan Corporation, Chicago Cold Rolling, L.L.C., Eagle Nest Inc., Encoat-North Arlington, Inc., Energy Coatings Company, Greenwood Mining Corporation, HPM Corporation, Kenacre Land Corporation, L I Service Company, Marmoraton Mining

Company, Ltd., Mississippi Coatings Limited Corporation, Mississippi Coatings Line Corporation, Ohio Steel Service Company, LLC, and Primeacre Land Corporation, and their respective estates, shall be deemed merged into Bethlehem, and (i) all assets and all liabilities of such Debtors shall be deemed merged into Bethlehem, (ii) all guaranties of any Debtor of the payment, performance, or collection of obligations of another Debtor shall be eliminated and canceled, (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors,
(v) all Claims between or among the Debtors shall be canceled, and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.

           6.2       THE LIQUIDATING TRUST.

           (A) EXECUTION OF LIQUIDATING TRUST AGREEMENT. On the Effective Date, the Liquidating Trust Agreement, in a form reasonably acceptable to the Committee, shall be executed, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein, which shall be for the benefit of the holders of Allowed General Unsecured Claims. This Section 6.2 sets forth certain of the rights, duties, and obligations of the Trustee. In the event of any conflict between the terms of this Section 6.2 and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.

           (B) PURPOSE OF LIQUIDATING TRUST. The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

           (C) LIQUIDATING TRUST ASSETS. The Liquidating Trust shall consist of the Liquidating Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of the Avoidance Actions shall constitute Liquidating Trust Assets for purposes of distributions under the Liquidating Trust. On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all liens, claims, and encumbrances, except to the extent otherwise provided herein or in the Liquidating Trust Agreement.

           (D) GOVERNANCE OF LIQUIDATING TRUST. The Liquidating Trust shall be governed by a trustee or co-trustees, as the case may be (the "Trustee").

           (E) THE TRUSTEE. The Trustee shall be designated on or before the Effective Date by the Committee with the consent of the Debtors, which consent shall not be unreasonably withheld. The designation of the Trustee shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

           (F) ROLE OF THE TRUSTEE.

                (i)In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Trustee shall (A) have the power and authority to hold, manage, sell, and distribute the Liquidating Trust Assets to the holders of Allowed General Unsecured Claims, (B) hold the Liquidating Trust Assets for the benefit of the holders of Allowed General Unsecured Claims, (C) have the power and authority to hold, manage, sell, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of his power and authority, (D) have the power and authority to prosecute and resolve, in the names of the Debtors and/or the name of the Trustee, the Avoidance Actions, (E) have the power and authority to prosecute and resolve objections to Disputed Claims, (F) have the power and authority to perform such other functions as are provided in the Plan, and (G) have the power and authority to administer the closure of the Chapter 11 Cases. The Trustee shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

                (ii) After the certificates of cancellation, dissolution, or merger for all the Debtors (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) have been filed in accordance with Section 6.5(e) hereof, the Trustee shall be authorized to exercise all powers regarding the Debtors' tax matters, including filing tax returns, to the same extent as if the Trustee were the debtor in possession. The Trustee shall (A) complete and file as soon as possible, to the extent not previously filed, the Debtors' final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (C) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

           (G) NONTRANSFERABILITY OF LIQUIDATING TRUST INTERESTS. The beneficial interests in the Liquidating Trust shall not be certificated and are not transferable (except as otherwise provided in the Liquidating Trust Agreement).

           (H) CASH. The Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

           (I) COSTS AND EXPENSES OF THE TRUSTEE. The costs and expenses of the Liquidating Trust, including the fees and expenses of the Trustee and his retained professionals (with the exception of those incurred in connection with the pursuit of the Avoidance Actions), shall be paid first out of the Trustee Expense Fund and then out of the other Liquidating Trust Assets. Such costs and expenses shall be considered administrative expenses of the Debtors' estates. In the event any Cash remains in the Trustee Expense Fund after the obligations of the Trustee and the Liquidating Trust pursuant to the Plan have been satisfied, the Trustee shall repay such Cash amounts to ISG in accordance with Section 5.2(c) hereof.

           (J) COMPENSATION OF THE TRUSTEE. The Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy proceedings.

           (K) DISTRIBUTION OF LIQUIDATING TRUST ASSETS. On December 31 of each year (beginning with December 31, 2004 if the Effective Date occurs on or after December 31, 2003), and on any other date determined by the Trustee in his sole discretion, the Trustee shall distribute from the Liquidating Trust to each holder of a beneficial interest in the Liquidating Trust such holder's pro rata share of Cash on hand (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of this Section 6.2 any permitted investments under Section 6.2(h) hereof, but in all events, excluding the Trustee Expense Fund); provided, however, that no payment of Cash less than $10 shall be made by the Trustee to any holder of a beneficial interest in the Liquidating Trust; and provided further, however, that prior to making any distribution to holders of beneficial interests in the Liquidating Trust, the Trustee may retain such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement, taking into account, for purposes of clauses (ii) through (iv) in this Section 6.2(k), the availability, where applicable, of Cash already on hand in the Trustee Expense Fund to satisfy such liabilities or expenses.

           (L) RETENTION OF PROFESSIONALS BY THE TRUSTEE. The Trustee may retain and reasonably compensate counsel and other professionals to assist in his duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

           (M) FEDERAL INCOME TAX TREATMENT OF LIQUIDATING TRUST.

                (i) LIQUIDATING TRUST ASSETS TREATED AS OWNED BY CREDITORS. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, and the holders of General Unsecured Claims) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Allowed General Unsecured Claims, whether Allowed on or after the Effective Date, as (A) a transfer of the Liquidating Trust Assets directly to the holders of Allowed General Unsecured Claims in satisfaction of such Claims (other than to the extent allocable to Disputed General Unsecured Claims) followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such Claims shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Liquidating Trust Assets.

                (ii) TAX REPORTING.


                (a) The Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 6.2(m). The Trustee shall also annually send to each record holder of a beneficial interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trust's taxable income, gain, loss, deduction, or credit will be allocated (subject to Section 6.2(m)(ii)(c) hereof, relating to Disputed General Unsecured Claims) to the holders of Allowed General Unsecured Claims in accordance with their relative beneficial interests in the Liquidating Trust.


                (b) As soon as possible after the Effective Date, the Trustee shall make a good faith valuation of the Liquidating Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation, the Debtors, the Trustee, and the holders of Allowed General Unsecured Claims) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.


                (c) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Trustee), the Trustee shall (i) treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims as held by one or more discrete trusts for federal income tax purposes (the "Liquidating Trust Claims Reserve"), consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed General Unsecured Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of General Unsecured Claims shall report, for tax purposes, consistent with the foregoing.


                (d) The Trustee shall be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust or the Liquidating Trust Assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed General

Unsecured Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed General Unsecured Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed General Unsecured Claims, or (ii) to the extent such Disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolutions of such Disputed General Unsecured Claims.

                (e) The Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

                (N) DISSOLUTION. The Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed General Unsecured Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Trustee under the Plan have been made, but in no event shall the Liquidating Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth
(5th) anniversary (and, in the case of any extension, within six (6) months prior to the end of such extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of the Debtors.

                (O) INDEMNIFICATION OF TRUSTEE. The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee's agents and professionals, shall not be liable for actions taken or omitted in his capacity as, or on behalf of, the Trustee, except those acts arising out of his or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of his actions or inactions in his capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification claim of the Trustee (and the other parties entitled to indemnification under this subsection (o)) shall be satisfied first from the Trustee Expense Fund and then from the Liquidating Trust Assets. The Trustee shall be entitled to rely, in good faith, on the advice of his retained professionals.

                (P) CLOSING OF CHAPTER 11 CASES. When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all of the Liquidating Trust Assets have been distributed in accordance with the Plan, the Trustee shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                (Q) CLOSING OF CHAPTER 11 CASES BY CHARITABLE GIFT. If at any time the Trustee determines, in reliance upon such professionals as the Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Trustee shall apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to close the Chapter 11 Cases, (ii) donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to Bethlehem, the Liquidating Trust, the Trustee, and, if applicable, any insider of the Trustee, and (iii) close the Chapter 11 Cases in accordance with the Bankruptcy Code and Bankruptcy Rules. If the aims or purposes of any charities satisfying the conditions of clause (ii) above relate to benefiting the residents of Bethlehem, Pennsylvania, then the Trustee shall choose any recipients of any donations from among such charities. Notice of such application shall be given electronically, to the extent practicable, to those parties who have filed requests for notices and whose electronic addresses remain current and operating.

           6.3 SECURITIES EXEMPT. The issuance of the beneficial interests in the Liquidating Trust satisfies the requirements of section 1145 of the Bankruptcy Code and, therefore, such issuance is exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration.

           6.4 CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. Except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims and any options or warrants to purchase Equity Interests, or obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the Indentures shall continue in effect solely for the purposes of (i) allowing the Indenture Trustees to make any distributions on account of Allowed General Unsecured Claims in Class 3 pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustees to maintain any rights or liens they may have for fees, costs, and expenses under the Indentures.

           6.5 DEBTORS' POST-CONFIRMATION ROLE; DISSOLUTION. The Debtors shall perform each of the following acts as soon as practicable on or after the Effective Date:

                (A) PAYMENTS AND TRANSFERS. On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall make payments and transfers to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Other Secured Claims in accordance with Section 5.2(a) hereof.

                (B) ADMINISTRATION OF TAXES. Bethlehem shall be responsible for all tax matters of the Debtors until certificates of cancellation, dissolution, or merger for all the Debtors (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) shall have been filed in accordance with Section 6.5(e) hereof.

                (C) EFFECTIVE DATE PAYMENTS AND TRANSFERS. On the Effective Date, the Debtors shall make the payments and transfers described in Section 5.2(a) hereof.

                (D) CLAIMS ADMINISTRATION AND PROSECUTION AND PLAN DISTRIBUTIONS. The Debtors shall continue to have the power and authority to prosecute and resolve objections to Disputed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Other Secured Claims, and Disputed Priority Non-Tax Claims. The Debtors shall also continue to have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Priority Non-Tax Claims.

                (E) DISSOLUTION. Within thirty (30) days after its completion of the acts required by the Plan, or as soon thereafter as is practicable, each Debtor (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each Debtor; provided, however, that each Debtor (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or alternatively, it may be merged with and into another Debtor and so file an appropriate certificate of merger.

           6.6 BOOKS AND RECORDS. Upon the Effective Date, Bethlehem shall transfer and assign to the Liquidating Trust full title to, and the Liquidating Trust shall be authorized to take possession of, all of the books and records of the Debtors that were not transferred to ISG. The Liquidating Trust shall have the responsibility of storing and maintaining books and records transferred hereunder until one year after the date Bethlehem is dissolved in accordance with Section 6.5(e) hereof, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order. The Debtors shall cooperate with the Trustee to facilitate the delivery and storage of their books and records in accordance herewith. The Debtors (as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred to the Liquidating Trust for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters. For purposes of this Section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of the Debtors maintained by or in possession of third parties and all of the claims and rights of the Debtors in and to their books and records, wherever located.

           6.7 CORPORATE ACTION. Upon the Effective Date, the Debtors shall perform each of the actions and effect each of the transfers required by the terms of the Plan, in the time period allocated therefor, and all matters provided for under the Plan that would otherwise require approval of the stockholders, partners, members, directors, or comparable governing bodies of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law (or other applicable governing law) of the states in which the Debtors are incorporated or organized, without any requirement of further action by the stockholders, members, or directors (or other governing body) of the Debtors. Each of the Debtors (with the exception of Bethlehem Steel de Mexico, S.A. de C.V.) shall be authorized and directed, following the completion of all disbursements, other transfers, and other actions required of the Debtors by the Plan, to file its certificate of cancellation, dissolution, or merger as contemplated by Section 6.5(e) hereof. The filing of such certificates of cancellation, dissolution, or merger shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders, members, or directors (or other governing body) of the Debtors.

           6.8 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the officers of each of the Debtors is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                  ARTICLE VII.

                         PROCEDURES FOR DISPUTED CLAIMS
                         ------------------------------

           7.1 OBJECTIONS TO CLAIMS. The Debtors shall be entitled to object to Administrative Expense Claims, Priority Tax Claims, Other Secured Claims, Priority Non-Tax Claims, and General Unsecured Claims. On and after the Effective Date, the Trustee shall be entitled to object to General Unsecured Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

           7.2 NO DISTRIBUTION PENDING ALLOWANCE. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim (other than the transfer of the Liquidating Trust Assets to the Liquidating Trust). Until such time, with respect to General Unsecured Claims, the Trustee shall withhold from the property to be distributed to holders of beneficial interests in the Liquidating Trust the portion of such property allocable to Disputed General Unsecured Claims and shall hold such property in the Liquidating Trust Claims Reserve in accordance with this Article VII and Section 6.2(m)(ii) hereof. If any Disputed General Unsecured Claims are disallowed, the Liquidating Trust Assets held in the Liquidating Trust Claims Reserve shall be released as and to the extent the Trustee determines such property is no longer necessary to fund unresolved Disputed General Unsecured Claims, and such Liquidating Trust Assets shall be distributed in accordance with Section 6.2 hereof. All Tort Claims shall be deemed Disputed Claims unless and until they are liquidated.

           7.3 RESOLUTION OF DISPUTED CLAIMS. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, following the Effective Date, the Debtors and the Trustee, as the case may be, shall have the right to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to Claims and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred twenty (120) days after the Effective Date. From and after the Confirmation Date, all objections shall be litigated to a Final Order except to the extent the Debtors or the Trustee, as the case may be, elect to withdraw any such objection or the Debtors or the Trustee, as the case may be, and the holder of a Claim elect to compromise, settle, or otherwise resolve any such objection, in which event they may settle, compromise, or otherwise resolve any Disputed Claim without approval of the Bankruptcy Court. In the event any Disputed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Other Secured Claims, or Disputed Priority Non-Tax Claims remain unpaid at least ten (10) days prior to the Effective Date, the Debtors shall provide the Trustee with a list of all such Disputed Claims, and the Liquidating Trust shall assume responsibility for the resolution of such Disputed Claims.

           7.4 ESTIMATION. The Debtors or the Trustee, as the case may be, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Trustee previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Trustee, as the case may be, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. On and after the Confirmation Date, Claims that have been estimated may be compromised, settled, withdrawn, or otherwise resolved subsequently, without further order of the Bankruptcy Court.

           7.5 ALLOWANCE OF DISPUTED CLAIMS. If, on or after the Effective Date, any Disputed Claim becomes, in whole or in part, an Allowed Claim, the Debtors or the Trustee, as the case may be, shall, no later than the fifteenth (15th) Business Day of the first month following the month in which the Disputed Claim becomes an Allowed Claim, distribute to the holder thereof the distributions, if any, that such holder would have received had its Claim been Allowed on the Effective Date, except as otherwise provided herein.

           7.6 DIVIDENDS. In the event that dividend distributions have been made with respect to the Consideration Shares distributable to a holder of a Disputed Claim that later becomes Allowed, such holder shall be entitled to receive such previously distributed dividends without any interest with respect thereto.

                                  ARTICLE VIII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

           8.1 EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected as of the Effective Date, except for an executory contract or unexpired lease that (i) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court entered prior to the Effective Date or (ii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date.

           8.2 APPROVAL OF REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected as of the Effective Date pursuant to the Plan.

           8.3 REJECTION CLAIMS. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, the Trustee, or any property to be distributed under the Plan or the Liquidating Trust unless a proof of claim is filed with the Bankruptcy Court and served upon the Trustee on or before the date that is thirty (30) days after the Confirmation Date.

                                   ARTICLE IX.

                            EFFECTIVENESS OF THE PLAN
                            -------------------------

           9.1 CONDITION PRECEDENT TO CONFIRMATION OF PLAN. The following is a condition precedent to the confirmation of the Plan:

                (A) The Bankruptcy Court shall have entered a Confirmation Order in form and substance satisfactory to the Debtors.

           9.2 CONDITIONS PRECEDENT TO EFFECTIVE DATE. The following are conditions precedent to the Effective Date of the Plan:

                (A) No stay of the Confirmation Order shall then be in effect;

                (B) The Liquidating Trust Agreement shall have been executed;
and

                (C) The Debtors shall have sufficient Cash to pay the sum of (i) Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Priority Non-Tax Claims, and the Debtors' professional fees that have not been paid, (ii) an amount that would be required to distribute to the holders of Disputed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Other Secured Claims, and Disputed Priority Non-Tax Claims if all such Claims are subsequently Allowed, as set forth more fully in Article VII hereof, and (iii) an amount that would be required to satisfy all the Debtors' costs and expenses in connection with the Debtors' obligations under the Plan.

           9.3 SATISFACTION OF CONDITIONS. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors decide, after consultation with the Committee, that one of the conditions precedent set forth in Section 9.2 hereof cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

           9.4 EFFECT OF NONOCCURRENCE OF CONDITIONS TO CONSUMMATION. If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is one hundred twenty (120) days after the Confirmation Date, or such later date as shall be agreed by the Debtors and the Committee, the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against any of the Debtors.

                                   ARTICLE X.

                             EFFECT OF CONFIRMATION
                             ----------------------

           10.1      VESTING OF ASSETS.

                (A) As of the Effective Date, the property of the Estates shall vest in the Debtors and, in accordance with Article VI hereof and subject to the exceptions contained therein, the Liquidating Trust Assets shall be transferred to the Liquidating Trust.

                (B) From and after the Effective Date, the Trustee may dispose of the assets of the Liquidating Trust free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Liquidating Trust Agreement.

                (C) As of the Effective Date, all assets of the Debtors and the Liquidating Trust shall be free and clear of all Claims, except as provided in the Plan or the Confirmation Order.

           10.2 RELEASE OF ASSETS. Until the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Debtors and their assets and properties. Thereafter, jurisdiction of the Bankruptcy Court shall be limited to the subject matter set forth in Article XI hereof.

           10.3 BINDING EFFECT. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

           10.4 TERM OF INJUNCTIONS OR STAYS. Unless otherwise expressly provided herein, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.

           10.5 CAUSES OF ACTION. Except as otherwise provided in the Plan, on and after the Effective Date, the Debtors will have the exclusive right to enforce any and all Causes of Action against any person other than Avoidance Actions, and the Trustee will have the exclusive right to enforce any and all Avoidance Actions against any person. The Debtors may pursue, abandon, settle, or release any or all Causes of Action, other than Avoidance Actions, as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Trustee may pursue, abandon, settle, or release any or all Causes of Action and Avoidance Actions as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Debtors may, in their sole discretion, offset any such claim held against a person, other than Avoidance Actions, against any payment due such person under the Plan, and the Trustee may, in its sole discretion, offset any claim with respect to Avoidance Actions held against a person against any payment due such person under the Plan; provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date.

           10.6 INJUNCTION. On and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively, or otherwise) on account of or respecting any claim, debt, right, or cause of action of the Debtors for which the Debtors or the Liquidating Trust retains sole and exclusive authority to pursue in accordance with the Plan.

           10.7 INJUNCTION AGAINST INTERFERENCE WITH PLAN. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

                                   ARTICLE XI.

                            RETENTION OF JURISDICTION
                            -------------------------

           11.1 JURISDICTION OF BANKRUPTCY COURT. The Bankruptcy Court shall retain jurisdiction of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                     (a) To hear and determine motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                     (b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date, including, without limitation, any proceeding to recover a Cause of Action or Avoidance Action;

                     (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                     (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

                     (e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

                     (f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

                     (g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

                     (h) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

                     (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Liquidating Trust, the Liquidating Trust Agreement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

                     (j) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

                     (k) To recover all assets of the Debtors, property of the Estates, and Liquidating Trust Assets, wherever located;

                     (l) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                     (m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, matters with respect to any taxes payable by a trust or reserve established in furtherance of the Plan);

                     (n) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

                     (o) To enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XII.

MISCELLANEOUS PROVISIONS
------------------------

           12.1 DISSOLUTION OF COMMITTEE AND RETIREES' COMMITTEE. The Committee and the Retirees' Committee shall dissolve on the Effective Date, except that the Committee and its professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.2 hereof.

           12.2 SUBSTANTIAL CONSUMMATION. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

           12.3 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Mr. Lonnie Arnett, the Vice President, Controller, and Chief Accounting Officer of Bethlehem, and an officer of each of the Debtors, is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

           12.4 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan (including transfers of assets to and by the Liquidating Trust) shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use, or other similar tax.


           12.5 LIMITED RELEASE. As of the Effective Date, the Debtors release all present and former directors and officers of the Debtors who were directors and/or officers, respectively, on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtors on or after the Commencement Date, and all post-Commencement Date advisors, consultants, or professionals of or to the Debtors, the Committee, and the Indenture Trustees from any and all Causes of Action held by, assertable on behalf of, or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan, and the ownership, management, and operation of the Debtors, except for willful misconduct, breach of fiduciary duty that results in a personal profit at the expense of the Debtors' estates, gross negligence, intentional fraud, criminal conduct, misuse of confidential information that causes damages, and/or ultra vires acts; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer, or employee of the Debtors or any reimbursement obligation of any former director, officer, or employee with respect to a loan or advance made by the Debtors to such former director, officer, or employee; and provided further, however, nothing herein or in the Confirmation Order shall affect a release of any claim against the parties released in this Section 12.5 by the United States Government or any of its agencies or any state and local authority whatsoever, including, without limitation, any claim arising under the Tax Code, the environmental laws, or any criminal laws of the United States or any state and local authority, nor shall anything herein or in the Confirmation Order enjoin the United States or any state or local authority from bringing any claim, suit, action, or other proceeding against any such person or entity for any liability whatsoever, including, without limitation, any claim, suit, or action arising under the Tax Code, the environmental laws, or any criminal laws of the United States or any state or local authority. Nothing in this Section 12.5 shall limit the liability of the professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

           12.6 EXCULPATION. Neither the Debtors, the Trustee, the Committee, the Indenture Trustees, nor any of their respective members, officers, directors, employees, advisors, professionals, or agents, shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct, gross negligence, intentional fraud, criminal conduct, misuse of confidential information that causes damages, and/or ultra vires acts, and, in all respects, the Debtors, the Trustee, the Committee, the Indenture Trustees, and each of their respective members, officers, directors, employees, advisors, professionals, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this Section 12.6 shall limit the liability of the professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

           12.7      POST-CONFIRMATION DATE FEES AND EXPENSES.

                     (A) FEES AND EXPENSES OF PROFESSIONALS. The Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses, incurred after the Confirmation Date, of the professional persons employed by the Debtors and the Committee in connection with the implementation and consummation of the Plan, the claims reconciliation process, and any other matters as to which such professionals may be engaged. After the Effective Date, the Trustee shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional persons employed by the Liquidating Trust in connection with the implementation and consummation of the Plan, the claims reconciliation process, and any other matters as to which such professionals may be engaged. The fees and expenses of such professionals shall be paid within ten (10) Business Days after submission of a detailed invoice therefor. If the Debtors or the Trustee, as the case may be, dispute the reasonableness of any such invoice, the Debtors or the Trustee, as the case may be, shall timely pay the undisputed portion of such invoice, and the Debtors or the Trustee, as the case may be, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice.

                (B) FEES AND EXPENSES OF THE TRUSTEE. The fees and expenses of the Trustee shall be paid in accordance with Section 6.2(i) hereof.

           12.8 PAYMENT OF STATUTORY FEES. On the Effective Date, and thereafter as may be required, the Debtors shall pay, and after the Effective Date, the Trustee shall pay solely out of the Trustee Expense Fund, all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

           12.9 MODIFICATION OF PLAN. Upon reasonable notice to the Committee, the Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan, the Debtors (and as of the Effective Date, the Trustee) may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

           12.10 REVOCATION OR WITHDRAWAL OF PLAN. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any other person in any further proceedings involving the Debtors.

           12.11 COURTS OF COMPETENT JURISDICTION. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

           12.12 SEVERABILITY. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

           12.13 GOVERNING LAW. Except to the extent the Bankruptcy Code or other federal law is applicable, or to the extent the exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

           12.14 EXHIBIT. The exhibit to the Plan is incorporated into and is a part of the Plan as if set forth in full herein.

           12.15 SUCCESSORS AND ASSIGNS. All the rights, benefits, and obligations of any person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such person.

           12.16 TIME. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

           12.17 NOTICES. All notices, requests, and demands to or upon the Debtors or the Trustee to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           If to the Debtors, to:

           Bethlehem Steel Corporation
           1 Martin Tower
           Bethlehem, Pennsylvania 18018
           Attn:   William H. Graham, Esq.
                     Kathleen M. Mills, Esq.
           Telephone: (610) 694-6750
           Telecopier: (610) 694-1538

                    -and-

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Attn:   Jeffrey L. Tanenbaum, Esq.
                   George A. Davis, Esq.
           Telephone: (212) 310-8000
           Telecopier: (212) 310-8007

        If to the Trustee, to such entity designated in the Liquidating Trust Agreement.

Dated:        New York, New York
              October 21, 2003


                          Respectfully submitted,

                            BETHLEHEM STEEL CORPORATION

                            By: /s/ Lonnie A. Arnett
                                ----------------------------------
                                Name:  Lonnie A. Arnett
                                Title: Vice President, Controller,
                                       and Chief Accounting Officer

                            BETHeNERGY MINES INC.
                            BETHLEHEM COLD ROLLED CORPORATION
                            BETHLEHEM DEVELOPMENT CORPORATION
                            BETHLEHEM RAIL CORPORATION
                            BETHLEHEM STEEL DE MEXICO, S.A. DE C.V.
                            BETHLEHEM STEEL EXPORT COMPANY OF CANADA, LIMITED BETHLEHEM STEEL EXPORT CORPORATION
                            BETHpLAN CORPORATION
                            EAGLE NEST INC.
                            ENCOAT-NORTH ARLINGTON, INC.
                            ENERGY COATINGS COMPANY
                            GREENWOOD MINING CORPORATION
                            Hpm CORPORATION
                            KENACRE LAND CORPORATION
                            L I SERVICE COMPANY
                            MARMORATON MINING COMPANY, LTD.
                            MISSISSIPPI COATINGS LIMITED CORPORATION
                            MISSISSIPPI COATINGS LINE CORPORATION
                            PRIMEACRE LAND CORPORATION

                            BY: BETHLEHEM STEEL CORPORATION, as agent for each of the foregoing entities

                                      By:   /s/ Lonnie A. Arnett
                                            ------------------------------------
                                            Name: Lonnie A. Arnett
                                            Title: Vice President, Controller,
                                                   and Chief Accounting Officer

                            ALLIANCE COATINGS COMPANY, LLC

                            BY:    BETHLEHEM STEEL CORPORATION, its Sole Member

                                      By:   /s/ Lonnie A. Arnett
                                            ------------------------------------
                                      Name: Lonnie A. Arnett
                                            Title: Vice President, Controller,
                                                   and Chief Accounting Officer

                            CHICAGO COLD ROLLING, L.L.C.

                            BY:    BETHLEHEM COLD ROLLED CORPORATION, its Member

                                    By: /s/ Lonnie A. Arnett
                                       -----------------------------------------
                                       Name: Lonnie A. Arnett
                                       Title:   Controller

                            OHIO STEEL SERVICE COMPANY, LLC

                            BY:    BETHLEHEM STEEL CORPORATION, its Sole Member

                                   By: /s/ Lonnie A. Arnett
                                       -----------------------------------------
                                       Name:   Lonnie A. Arnett
                                       Title:  Vice President, Controller, and
                                               Chief Accounting Officer

                                   EXHIBIT TO
                             THE PLAN OF LIQUIDATION

                                    EXHIBIT A

                            THE CONSIDERATION SHARES

The ISG Agreement defines Consideration Shares as the number of shares of ISG Class B Common Stock (the terms of which are set forth below) equal to the quotient obtained by dividing $15,000,000 by (ii) (x) in the event that ISG completes a private placement of ISG Class B Common Stock on or prior to the Closing Date (as defined in the ISG Agreement), the per share price used in such private placement, or (y) in the event that ISG does not complete such a private placement on or prior to the Closing Date, $92,500, and any shares of the common stock, par value $.01 per share, of ISG (the "ISG Common Stock") into which such shares convert; it being acknowledged that the ISG Class B Common Stock is convertible into ISG Common Stock and that, if the ISG Class B Common Stock is so converted while held by the Debtors, such shares of ISG Common Stock so received shall be deemed to have been received by the Debtors as the Consideration Shares in lieu of the ISG Class B Common Stock.

Except as specified below, the ISG Class B Common Stock shall be identical in all respects to the ISG Common Stock and shall constitute, together with the ISG Common Stock, a single class of stock and shall vote together with the ISG Common Stock as a single class except as otherwise provided by law. ISG may not undertake any action of the type set forth within the definition of Extraordinary Common Stock Event (set forth below) unless the same action is taken with respect to both the ISG Common Stock and the ISG Class B Common Stock.

(a) Upon the consummation of a sale of ISG Common Stock by ISG pursuant to a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (an "IPO"), each issued and outstanding share of ISG Class B Common Stock shall automatically convert into the number of fully paid and nonassessable shares of ISG Common Stock at the Conversion Ratio (as hereinafter defined) without any action by the holders thereof.

The "Conversion Ratio" means (i) $92,500 per share (the "Purchase Price") divided by (ii) the product of (x) the price per share paid by the public in the IPO multiplied by (y) 0.7, in any case as the conversion ratio may be adjusted from time to time in accordance with subsection (b).

(b) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Ratio for the ISG Class B Common Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then applicable Purchase Price by a fraction, the numerator of which shall be the number of shares of ISG Class B Common Stock outstanding immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of ISG Class B Common Stock outstanding immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be deemed the Purchase Price. The Conversion Ratio for the ISG Class B Common Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event.

"Extraordinary Common Stock Event" means (A) the issuance of additional shares of ISG Common Stock and ISG Class B Common Stock as a dividend or other distribution on outstanding ISG Common Stock and ISG Class B Common Stock, respectively, (B) a stock split or subdivision of outstanding shares of ISG Common Stock and ISG Class B Common Stock into a greater number of shares of ISG Common Stock and ISG Class B Common Stock, respectively, (C) a combination or reverse stock split of outstanding shares of ISG Common Stock and ISG Class B Common Stock into a smaller number of shares of ISG Common Stock and ISG Class B Common Stock, respectively, or (D) any similar event.

(c) All issued and outstanding shares of ISG Class B Common Stock shall be converted automatically into shares of ISG Common Stock as provided in subsection (a) whether or not the certificates representing such shares of ISG Class B Common Stock are surrendered to the Company or its transfer agent.

(d) In the event that (i) in connection with the distribution by any holder of ISG Class B Common Stock of any shares of ISG Class B Common Stock pursuant to a plan of liquidation or a plan of reorganization, any fractional share of ISG Class B Common Stock is created and (ii) the IPO shall not have occurred prior to December 15 of the calendar year in which such distribution occurred, ISG shall have the right to eliminate such fractional share by purchasing such fractional share at a price equal to the product of (A) the Purchase Price (subject to equitable adjustment for any stock dividend or other stock distribution, stock split or reverse stock split, subdivision, combination, or similar event) multiplied by (B) the relevant fraction.

(e) In the event that upon the automatic conversion of ISG Class B Common Stock into ISG Common Stock upon an IPO, any fractional share of ISG Common Stock is created, the Company shall have the right to eliminate such fractional share at or about the time of such automatic conversion by purchasing such fractional share at a price equal to the product of (A) the price per share paid by the public in the IPO, multiplied by (B) the relevant fraction.